Exhibit 99.1

Ryman Hospitality Properties, Inc. Reports First Quarter 2014 Results

– First Quarter 2014 Net Income of $20.7 Million –

– Total Adjusted EBITDA Increases 31.3 percent to $66.5 Million –

– RevPAR increase of 6.5 percent and Total RevPAR increase of 10.8 percent –

– First Quarter Adjusted FFO of $44.9 million –

– Increases 2014 Full Year Guidance Range –

– Declares Second Quarter 2014 Dividend of $0.55 Per Share–

NASHVILLE, Tenn. (May 6, 2014) – Ryman Hospitality Properties, Inc. (NYSE: RHP), a lodging real estate investment trust (“REIT”) specializing in group-oriented, destination hotel assets in urban and resort markets, today reported financial results for the first quarter ended March 31, 2014.

Colin Reed, chairman, chief executive officer and president of Ryman Hospitality Properties said, “We are very pleased with this record first quarter from both a revenue and Adjusted EBITDA perspective. While our operating metrics were sound across the board, there were three factors in particular that contributed to this strong performance, as compared to the prior year quarter. They included a favorable mix shift toward more premium corporate room nights, which positively impacted outside-the-room spending and led to Total RevPar growth of 10.8 percent, a 5.3 percent increase in transient ADR, and continued margin improvement from property-level cost management initiatives. All three factors contributed to a high-level of flow through of incremental revenues, and these improvements exhibited the operational leverage our hotels are capable of achieving. We are also pleased that in-the-year-for-the-year cancellations declined more than 75 percent compared to the first quarter of 2013, which continued a positive trend we saw in the fourth quarter of 2013.”

“Although first quarter 2014 sales production was below first quarter sales production of last year, it was within our expectations and in line with historical first quarter averages. The record level of sales production in the first quarter 2013 coupled with the tremendous sales production we had in the fourth quarter of 2013 present tough comparisons. As we look forward to the second quarter 2014, we are encouraged by the current lead volume and expect to see sales production growth over last year second quarter.”

First Quarter 2014 Results (as compared to First Quarter 2013)

•	Total Revenue in first quarter 2014 increased 11.0 percent to $246.5 million compared to $222.1 million in first quarter 2013.

•	Hospitality Revenue for first quarter 2014 increased 10.8 percent to $232.2 million compared to $209.6 million in first quarter 2013.

•	Net income in first quarter 2014 was $20.7 million compared to $53.8 million in first quarter 2013. First quarter 2013 net income included a $66.3 million benefit for income taxes primarily related to the REIT conversion, offset by $15.0 million of costs related to the REIT conversion.

•	Adjusted EBITDA on a consolidated basis for first quarter 2014 increased 31.3 percent to $66.5 million compared to $50.6 million for first quarter 2013.

•	Hospitality Adjusted EBITDA for first quarter 2014 increased 28.0 percent to $69.9 million compared to $54.7 million for first quarter 2013.

•	Adjusted Funds from Operations, or Adjusted FFO, for first quarter 2014 increased 28.8 percent to $44.9 million compared to $34.9 million in first quarter 2013, which excluded $11.3 million in first quarter 2013 tax-effected REIT conversion costs.

•	Hospitality Revenue Per Available Room, or RevPAR, for first quarter 2014 increased 6.5 percent to $124.97 compared to $117.33 in first quarter 2013.

•	Hospitality Total RevPAR in first quarter 2014 increased 10.8 percent to $318.60 compared to $287.56 in first quarter 2013.

•	Transient room nights in first quarter 2014 increased 0.3 percent to approximately 99,000 room nights, while transient Average Daily Rate, or ADR, increased 5.3 percent over first quarter 2013 despite having 10,600 room nights out of service due to the ongoing Gaylord Texan rooms renovation.

•	Cancellations in-the-year, for-the-year in first quarter 2014 decreased 75.5 percent to approximately 7,400 group rooms compared to approximately 30,100 group rooms in first quarter 2013.

•	Attrition for groups that traveled in first quarter 2014 was 10.2 percent of contracted room block compared to 8.3 percent in the same period in 2013, and attrition and cancellation fees collected during first quarter 2014 were $2.3 million compared to $1.8 million in the same period in 2013.

•	Gross advanced group bookings in first quarter 2014 for all future periods decreased 36.6 percent to approximately 373,000 room nights; net advanced group bookings in first quarter 2014 for all future periods decreased 45.0 percent to approximately 250,000 room nights.

For the Company’s definitions of RevPAR, Total RevPAR, Adjusted EBITDA, and Adjusted FFO, as well as a reconciliation of the non-GAAP financial measure Adjusted EBITDA to Net Income and a reconciliation of the non-GAAP financial measure Adjusted FFO to Net Income, see “Calculation of RevPAR and Total RevPAR”, “Non-GAAP Financial Measures”, and “Supplemental Financial Results” below.

Hospitality

Property-level results and operating metrics for first quarter 2014 and 2013 are presented in greater detail below and under “Supplemental Financial Results.”

•	Gaylord Opryland RevPAR increased 4.9 percent to $116.17 compared to first quarter 2013. Total RevPAR increased 5.7 percent to $279.55 as compared to Total RevPAR in first quarter 2013. A higher quality corporate and association mix and an increase in transient room nights led to a 7.8 percent increase in ADR and higher outside-the-room spending, particularly in banquets and catering. Transient room nights increased 22.8 percent compared to first quarter 2013 and transient ADR increased 1.3 percent. Total revenue for the property increased 5.7 percent to $72.5 million, and Adjusted EBITDA improved 10.1 percent to $23.4 million in first quarter 2014 compared to the prior year quarter. Revenue growth coupled with improved cost management – particularly in food and beverage and overhead expense – contributed to a 1.3 percentage point improvement in Adjusted EBITDA margin to 32.2 percent in first quarter 2014 compared to 30.9 percent in first quarter 2013.

•	Gaylord Palms RevPAR increased 7.7 percent to $153.49 compared to first quarter 2013. Total RevPAR increased 12.7 percent to $413.48 compared to Total RevPAR in first quarter 2013. Occupancy increased 4.0 percentage points to 83.9 percent in first quarter 2014 as a result of increased corporate and association room nights when compared to first quarter 2013. In addition, ADR increased 2.6 percent to $182.86 compared to first quarter 2013. Favorable changes in group mix contributed to an increase in outside-the-room spending, primarily in banquets and catering. Transient room nights were flat to the prior year quarter; however, transient ADR increased 12.4 percent. Adjusted EBITDA improved 43.3 percent to $18.3 million in first quarter 2014 compared to the prior year quarter. High occupancy combined with strong cost management led to a 7.5 percentage point improvement in Adjusted EBITDA margin to 35.0 percent compared to 27.5 percent the prior year quarter.

•	Gaylord Texan RevPAR increased 8.1 percent to $129.09 compared to first quarter 2013. Total RevPAR increased 14.5 percent to $376.59 as compared to first quarter 2013. Despite having 10,600 rooms out of service due to an ongoing renovation project, occupancy increased 2.9 percentage points in first quarter, led primarily by a 33.1 percent increase in corporate room nights over the prior year quarter. The room renovation program is expected to be completed by August 2014. Transient room nights decreased 18.7 percent as compared to the prior year quarter. Despite the decrease in transient room nights, transient ADR increased 14.4 percent as compared to the same period last year. A favorable shift to more premium corporate room nights led to higher outside-the-room spending – particularly from banquets and buyouts – which, in turn, contributed to a 25.0 percent improvement in Adjusted EBITDA to $15.3 million compared to first quarter 2013. The property improved its Adjusted EBTIDA margin by 2.5 percentage points to 29.9 percent due to the shift toward more premium corporate group business and effective cost management.

•	Gaylord National RevPAR increased 5.9 percent to $122.80 compared to first quarter 2013. Total RevPAR increased 12.5 percent to $297.59 as compared to Total RevPAR in first quarter 2013. An 8.3 percentage point improvement in occupancy over the prior year quarter was the main factor in the increase in RevPAR for the quarter. This occupancy improvement was primarily the result of higher group occupancy, which reduced transient room availability. In addition, a favorable shift towards premium corporate and association room nights led to an increase in outside-the-room spending, which positively impacted Total RevPAR. Adjusted EBITDA improved 55.0 percent to $12.4 million in the first quarter 2014 compared to the prior-year quarter. The combined impact of total revenue growth and effective cost management led to a 6.4 percentage point improvement in Adjusted EBITDA margin compared to first quarter 2013.

Reed continued, “The Adjusted EBITDA margins our hotels produced this quarter are more in line with our original expectations going into the conversion from a C Corporation to a REIT. While we believe there is still room for improvement in these hotels, we are moving in the right direction and will work alongside Marriott to continue harvesting the synergies we outlined at the outset of our relationship.”

Opry and Attractions

Revenue for the Opry and Attractions segment rose 13.7 percent to $14.2 million in first quarter 2014 from $12.5 million in the prior-year quarter. Adjusted EBITDA increased 53.3 percent to $2.1 million in first quarter 2014, from $1.4 million in the prior-year quarter.

Reed continued, “What is happening in the city of Nashville right now is quite extraordinary as the broadening appeal of country music continues to elevate the city as a global tourist destination of choice. This influx of tourism bodes well for our business and we are poised to reap the benefits within our Opry and Attractions segment. “

Corporate

Corporate and Other Adjusted EBITDA totaled a loss of $5.6 million in first quarter 2014 compared to a loss of $5.4 million in the same quarter last year.

Dividend Update

The Company paid its first quarter 2014 cash dividend of $0.55 per share of common stock on April 14, 2014 to stockholders of record on March 28, 2014.

Today, the Company declared its second quarter 2014 cash dividend of $0.55 per share of common stock payable on July 15, 2014 to stockholders of record on June 27, 2014. It is the Company’s current plan to distribute total annual dividends of approximately $2.20 per share in cash in equal quarterly payments in April, July, October, and January, subject to the board’s future determinations as to the amount of quarterly distributions and the timing thereof.

Convertible Notes Update

As a result of the declaration of the dividend, effective immediately after the close of business on June 25, 2014, the conversion rate of the Company’s outstanding 3.75% convertible notes due 2014 will adjust from a conversion rate of 47.4034 per $1,000 principal amount of notes, which is equivalent to a conversion price of $21.10, to a conversion rate of 47.9789, which is equivalent to a conversion price of $20.84. Pursuant to customary anti-dilution adjustments, effective immediately after the close of business on June 25, 2014, the strike price of our call options related to the convertible notes will be adjusted to $20.84 per share of common stock and the exercise price of the common stock warrants we issued will be adjusted in a similar manner.

On April 24, 2014, the Company announced it had repurchased in private transactions approximately $56.3 million in aggregate principal amount of its 3.75% convertible senior notes due 2014, which will be cancelled, and is processing the settlement of approximately $15.3 in aggregate principal amount of the convertible notes that were converted by holders. After these transactions, approximately $232.2 million in principal amount of the notes will remain outstanding. The repurchases were made for aggregate consideration of approximately $120.2 million, funded by cash on hand and draws under the Company’s revolving credit facility. In connection with the repurchase of notes, the Company proportionately adjusted the number of options underlying the bond hedge transaction related to the convertible notes. In addition, the number of warrants outstanding will be reduced to approximately 11.8 million. In consideration for these adjustments, the counterparties to the call spread transactions paid the Company approximately $9.2 million.

Balance Sheet/Liquidity Update

As of March 31, 2014, the Company had total debt outstanding of $1,154.0 million and unrestricted cash of $55.4 million. As of March 31, 2014, $506.0 million of borrowings were drawn under the Company’s $1 billion credit facility, and the lending banks had issued $5.9 million in letters of credit, which left $488.1 million of availability for borrowing under the credit facility.

Guidance

The Company is revising its 2014 guidance on a consolidated as well as a segment basis. The revised guidance reflects higher than anticipated actual performance for the hospitality segment during the first quarter, continued improvement in group performance projected throughout the remainder of the year and steady margin improvement in the hospitality segment during the course of 2014.

The following business performance outlook is based on current information as of May 6, 2014. The Company does not expect to update the guidance provided below before next quarter’s earnings release; however, the Company may update its full business outlook or any portion thereof at any time for any reason.

Reed continued, “When we provided our initial guidance for 2014, we believed that our company was set up to have a solid year, particularly given our group pace entering the year and the continued strength of the transient segment. In addition, we understood that we had a more favorable mix of group business with a 10 percent increase in higher rated corporate group room nights on the books, which is typically a positive indication for outside-the-room spending. Our performance in the first quarter of 2014 exceeded our expectations, and as we look over the rest of the year, we believe we will continue to see steady performance in our hotel business as a number of the revenue and cost savings initiatives we described previously continue to ramp up.”

“As such, we are raising guidance for RevPAR growth to 5.0% to 7.0% versus 2013. In addition, we believe that our group and transient business will continue to have a positive impact on outside-the-room spending. Therefore, we are raising Total RevPAR guidance to 6.0% to 8.0% growth over 2013. We are updating full year 2014 Adjusted EBITDA guidance for our Hospitality segment to $273.0 to $289.0 million. Our 2014 Adjusted EBITDA guidance for Opry and Attractions of $20.0 to $22.0 million and Corporate & Other loss of $23.0 to $21.0 million remain unchanged. As a result, our revised guidance for 2014 Adjusted EBITDA on a consolidated basis is $270.0 to $290.0 million.”

	Original Guidance		Revised Guidance
	Full Year 2014		Full Year 2014
in millions, except per share figures	Low	High	Low	High
Hospitality RevPAR	4.0%	6.0%	5.0%	7.0%
Hospitality Total RevPAR	5.0%	7.0%	6.0%	8.0%
Adjusted EBITDA
Hospitality [1,2]	$265.0	$281.0	$273.0	$289.0
Opry and Attractions	20.0	22.0	20.0	22.0
Corporate and Other	(23.0)	(21.0)	(23.0)	(21.0)

Adjusted EBITDA	$262.0	$282.0	$270.0	$290.0

Adjusted FFO [3]	$177.0	$199.0	$177.0	$199.0
Adjusted FFO per Basic Share [3]	$3.50	$3.93	$3.49	$3.92
Estimated Basic Shares Outstanding	50.6	50.6	50.8	50.8

1.	Hospitality segment guidance assumes 33,400 room nights out of service in 2014 due to the renovation of rooms at Gaylord Texan. The out of service rooms do not impact total available room count for calculating hotel metrics (e.g., RevPAR and Total RevPAR).
2.	Estimated interest income of $12.0 million from Gaylord National bonds reported in hospitality segment guidance in 2014 and historical results in 2013.
3.	Adjusted FFO guidance includes a deduction for maintenance capital expenditures of $41.0 to $43.0 million.

For our definitions of RevPAR, Total RevPAR, Adjusted EBITDA, and Adjusted FFO as well as a reconciliation of the non-GAAP financial measure Adjusted EBITDA to Net Income, and a reconciliation of the non-GAAP financial measure Adjusted FFO to Net Income, see “Calculation of RevPAR and Total RevPAR”, “Non-GAAP Financial Measures”, “Supplemental Financial Results” and “Reconciliation of Forward-Looking Statements” below.

Earnings Call information

Ryman Hospitality Properties will hold a conference call to discuss this release today at 10:00 a.m. ET. Investors can listen to the conference call over the Internet at www.rymanhp.com. To listen to the live call, please go to the Investor Relations section of the website (Investor Relations/Presentations, Earnings, and Webcasts) at least 15 minutes prior to the call to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call and will run for at least 30 days.

About Ryman Hospitality Properties, Inc.

Ryman Hospitality Properties, Inc. (NYSE: RHP) is a REIT for federal income tax purposes, specializing in group-oriented, destination hotel assets in urban and resort markets. The Company’s owned assets include a network of four upscale, meetings-focused resorts totaling 7,795 rooms that are managed by lodging operator

Marriott International, Inc. under the Gaylord Hotels brand. Other owned assets managed by Marriott International, Inc. include Gaylord Springs Golf Links, the Wildhorse Saloon, the General Jackson Showboat and The Inn at Opryland, a 303-room overflow hotel adjacent to Gaylord Opryland. The Company also owns and operates a number of media and entertainment assets, including the Grand Ole Opry (opry.com), the legendary weekly showcase of country music’s finest performers for nearly 90 years; the Ryman Auditorium, the storied former home of the Grand Ole Opry located in downtown Nashville; and WSM-AM, the Opry’s radio home. For additional information about Ryman Hospitality Properties, visit www.rymanhp.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements as to the Company’s beliefs and expectations of the outcome of future events that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Examples of these statements include, but are not limited to, statements regarding the future performance of our business, the effect of the Company’s election of REIT status, anticipated cost synergies and revenue enhancements from the Marriott relationship, the effect of and degree of success of the joint action plan to improve the performance of the Hospitality segment, estimated capital expenditures, out-of-service rooms, the expected approach to making dividend payments, the board’s ability to alter the dividend policy at any time, and other business or operational issues. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include the risks and uncertainties associated with economic conditions affecting the hospitality business generally, the geographic concentration of the Company’s hotel properties, business levels at the Company’s hotels, the effect of the Company’s election to be taxed as a REIT for federal income tax purposes commencing with the year ended December 31, 2013, the Company’s ability to remain qualified as a REIT, the Company’s ability to execute its strategic goals as a REIT, the effects of business disruption related to the Marriott management transition and the REIT conversion, the Company’s ability to realize cost savings and revenue enhancements from the REIT conversion and the Marriott transaction and to realize improvements in profitability, the Company’s ability to generate cash flows to support dividends, future board determinations regarding the timing and amount of dividends and changes to the dividend policy, which could be made at any time, the determination of Adjusted FFO and REIT taxable income, and the Company’s ability to borrow funds pursuant to its credit agreements. Other factors that could cause operating and financial results to differ are described in the filings made from time to time by the Company with the U.S. Securities and Exchange Commission (SEC) and include the risk factors described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013. The Company does not undertake any obligation to release publicly any revisions to forward-looking statements made by it to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events.

Additional Information

This release should be read in conjunction with the consolidated financial statements and notes thereto included in our most recent report on Form 10-K. Copies of our reports are available on our website at no expense at www.rymanhp.com and through the SEC’s Electronic Data Gathering Analysis and Retrieval System (“EDGAR”) at www.sec.gov.

Calculation of RevPAR and Total RevPAR

We calculate revenue per available room (“RevPAR”) for our hotels by dividing room revenue by room nights available to guests for the period. We calculate total revenue per available room (“Total RevPAR”) for our hotels by dividing the sum of room revenue, food & beverage, and other ancillary services revenue by room nights available to guests for the period.

Non-GAAP Financial Measures

We present the following non-GAAP financial measures we believe are useful to investors as key measures of our operating performance: Adjusted EBITDA and Adjusted FFO, as described above.

To calculate Adjusted EBITDA, we determine EBITDA, which represents net income (loss) determined in accordance with GAAP, plus loss (income) from discontinued operations, net; provision (benefit) for income taxes; other (gains) and losses, net; loss on extinguishment of debt; (income) loss from unconsolidated entities; interest expense; and depreciation and amortization, less interest income. Adjusted EBITDA is calculated as EBITDA plus preopening costs; non-cash ground lease expense; equity-based compensation expense; impairment charges; any closing costs of completed acquisitions; interest income on Gaylord National bonds; other gains (and losses); REIT conversion costs and any other adjustments we have identified in this release. We believe Adjusted EBITDA is useful to investors in evaluating our operating performance because this measure helps investors evaluate and compare the results of our operations from period to period by removing the impact of our capital structure (primarily interest expense) and our asset base (primarily depreciation and amortization) from our operating results. A reconciliation of net income (loss) to EBITDA and Adjusted EBITDA and a reconciliation of segment operating income to segment Adjusted EBITDA are set forth below under “Supplemental Financial Results.” Our method of calculating Adjusted EBITDA as used herein differs from the method we used to calculate Adjusted EBITDA as presented in press releases covering periods prior to 2013.

We calculate Adjusted FFO to mean net income (loss) (computed in accordance with GAAP), excluding non-controlling interests, and gains and losses from sales of property; plus depreciation and amortization (excluding amortization of deferred financing costs and debt discounts) and impairment losses; we also exclude written-off deferred financing costs, non-cash ground lease expense, amortization of debt discounts and amortization of deferred financing costs; and gain (loss) on extinguishment of debt, and subtract certain capital expenditures (the required FF&E reserves for our managed properties plus maintenance capital expenditures for our non-managed properties). We also exclude the effect of the non-cash income tax benefit relating to the REIT conversion. We have presented Adjusted FFO both excluding and including REIT conversion costs. We believe that the presentation of Adjusted FFO provides useful information to investors regarding our operating performance because it is a measure of our operations without regard to specified non-cash items such as real estate depreciation and amortization, gain or loss on sale of assets and certain other items which we believe are not indicative of the performance of our underlying hotel properties. We believe that these items are more representative of our asset base than our ongoing operations. We also use Adjusted FFO as one measure in determining our results after taking into account the impact of our capital structure. A reconciliation of net income (loss) to Adjusted FFO is set forth below under “Supplemental Financial Results.”

We caution investors that amounts presented in accordance with our definitions of Adjusted EBITDA and Adjusted FFO may not be comparable to similar measures disclosed by other companies, because not all companies calculate these non-GAAP measures in the same manner. Adjusted EBITDA and Adjusted FFO, and any related per share measures, should not be considered as alternative measures of our net income (loss), operating performance, cash flow or liquidity. Adjusted EBITDA and Adjusted FFO may include funds that may not be available for our discretionary use due to functional requirements to conserve funds for capital expenditures and property acquisitions and other commitments and uncertainties. Although we believe that Adjusted EBITDA and Adjusted FFO can enhance an investor’s understanding of our results of operations, these non-GAAP financial measures, when viewed individually, are not necessarily better indicators of any trend as compared to GAAP measures such as net income (loss) or cash flow from operations. In addition, you should be aware that adverse economic and market and other conditions may harm our cash flow.

Investor Relations Contacts:	Media Contacts:
Mark Fioravanti, Executive Vice President and Chief Financial Officer	Brian Abrahamson, Vice President of Corporate Communications
Ryman Hospitality Properties, Inc.	Ryman Hospitality Properties, Inc.
(615) 316-6588	(615) 316-6302
mfioravanti@rymanhp.com	babrahamson@rymanhp.com
~or~	~or~
Todd Siefert, Vice President of Corporate Finance & Treasurer	Josh Hochberg or Dan Zacchei
Ryman Hospitality Properties, Inc.	Sloane & Company
(615) 316-6344	(212) 446-1892 or (212) 446-1882
tsiefert@rymanhp.com	jhochberg@sloanepr.com; dzacchei@sloanepr.com

RYMAN HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Unaudited

(In thousands, except per share data)

	Three Months Ended
	Mar. 31,
	2014	2013
Revenues :
Rooms	$91,082	$85,509
Food and beverage	110,071	98,188
Other hotel revenue	31,050	25,884
Opry and Attractions	14,248	12,532

Total revenues	246,451	222,113

Operating expenses:
Rooms	28,550	25,087
Food and beverage	63,182	61,248
Other hotel expenses	71,030	69,568
Management fees	3,911	3,469

Total hotel operating expenses	166,673	159,372
Opry and Attractions	12,271	11,286
Corporate	6,707	6,666
REIT conversion costs	—	14,992
Casualty loss	—	32
Depreciation and amortization	28,003	32,009

Total operating expenses	213,654	224,357

Operating income (loss)	32,797	(2,244)
Interest expense, net of amounts capitalized	(15,670)	(13,323)
Interest income	3,031	3,051
Other gains and (losses), net	—	(6)

Income (loss) before income taxes	20,158	(12,522)
Benefit for income taxes	484	66,292

Income (loss) from continuing operations	20,642	53,770
Income from discontinued operations, net of taxes	11	10

Net income	$20,653	$53,780

Basic net income per share
Income from continuing operations	$0.41	$1.03
Income from discontinued operations, net of taxes	—	—

Net income	$0.41	$1.03

Fully diluted net income per share
Income from continuing operations	$0.32	$0.81
Income from discontinued operations, net of taxes	—	—

Net income	$0.32	$0.81

Weighted average common shares for the period:
Basic	50,623	52,427
Diluted (1)	64,073	66,720

(1)	Represents GAAP calculation of diluted shares and does not consider anti-dilutive effect of the Company’s purchased call options associated with its convertible notes. For the three months ended March 31, 2014 and 2013, the purchased call options effectively reduce dilution by approximately 7.2 million and 7.7 million shares of common stock, respectively.

RYMAN HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

Unaudited

(In thousands)

	Mar. 31,	Dec. 31,
	2014	2013
ASSETS:
Property and equipment, net of accumulated depreciation	$2,057,927	$2,067,997
Cash and cash equivalents—unrestricted	55,417	61,579
Cash and cash equivalents—restricted	10,660	20,169
Notes receivable	147,928	148,350
Trade receivables, net	67,155	51,782
Deferred financing costs	17,890	19,306
Prepaid expenses and other assets	49,484	55,446

Total assets	$2,406,461	$2,424,629

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Debt and capital lease obligations	$1,154,046	$1,154,420
Accounts payable and accrued liabilities	147,170	157,339
Deferred income taxes	22,322	23,117
Deferred management rights proceeds	185,615	186,346
Dividends payable	28,412	25,780
Other liabilities	119,755	119,932
Stockholders’ equity	749,141	757,695

Total liabilities and stockholders’ equity	$2,406,461	$2,424,629

RYMAN HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL RESULTS

ADJUSTED EBITDA RECONCILIATION

Unaudited

(in thousands)

	Three Months Ended Mar. 31,
	2014		2013
	$	Margin	$	Margin
Consolidated
Revenue	$246,451		$222,113
Net income	$20,653		$53,780
Income from discontinued operations, net of taxes	(11)		(10)
Benefit for income taxes	(484)		(66,292)
Other (gains) and losses, net	—		6
Interest expense, net	12,639		10,272
Depreciation & amortization	28,003		32,009

EBITDA	60,800	24.7%	29,765	13.4%
Non-cash lease expense	1,370		1,399
Equity-based compensation	1,281		1,394
Interest income on Gaylord National bonds	3,031		3,048
Other gains and (losses), net	—		(6)
Loss on disposal of assets	—		1
Casualty loss	—		32
REIT conversion costs	—		14,992

Adjusted EBITDA	$66,482	27.0%	$50,625	22.8%

Hospitality segment
Revenue	$232,203		$209,581
Operating income	40,016		17,661
Depreciation & amortization	25,514		26,801
Non-cash lease expense	1,370		1,399
Interest income on Gaylord National bonds	3,031		3,048
Other gains and (losses), net	—		(6)
Loss on disposal of assets	—		1
REIT conversion costs	—		5,747

Adjusted EBITDA	$69,931	30.1%	$54,651	26.1%

Opry and Attractions segment
Revenue	$14,248		$12,532
Operating income (loss)	552		(190)
Depreciation & amortization	1,425		1,366
Equity-based compensation	131		129
REIT conversion costs	—		70

Adjusted EBITDA	$2,108	14.8%	$1,375	11.0%

Corporate and Other segment
Operating loss	(7,771)		(19,715)
Depreciation & amortization	1,064		3,842
Equity-based compensation	1,150		1,265
Casualty loss	—		32
REIT conversion costs	—		9,175

Adjusted EBITDA	$(5,557)		$(5,401)

RYMAN HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL RESULTS

FUNDS FROM OPERATIONS (“FFO”) AND ADJUSTED FFO RECONCILIATION

Unaudited

(in thousands, except per share data)

	Three Months Ended Mar. 31,
	2014	2013
Consolidated
Net income	$20,653	$53,780
Depreciation & amortization	28,003	32,009
Losses on sale of real estate assets	—	1

FFO	48,656	85,790
Capital expenditures (1)	(9,789)	(7,747)
Non-cash lease expense	1,370	1,399
Impairment charges	—	132
Write-off of deferred financing costs	—	544
Amortization of deferred financing costs	1,421	1,165
Amortization of debt discounts	3,273	3,593
Noncash tax benefit resulting from REIT conversion	—	(61,340)

Adjusted FFO	$44,931	$23,536

REIT conversion costs (tax effected)	—	11,338

Adjusted FFO excluding REIT conversion costs	$44,931	$34,874

FFO per basic share	$0.96	$1.64
Adjusted FFO per basic share	$0.89	$0.45
Adjusted FFO (excl. REIT conversion costs) per basic share	$0.89	$0.67
FFO per diluted share (2)	$0.76	$1.29
Adjusted FFO per diluted share (2)	$0.70	$0.35
Adjusted FFO (excl. REIT conversion costs) per diluted share (2)	$0.70	$0.52

(1)	Represents FF&E reserve for managed properties and maintenance capital expenditures for non-managed properties.
(2)	The GAAP calculation of diluted shares does not consider the anti-dilutive effect of the Company’s purchased call options associated with its convertible notes. For the three months ended March 31, 2014 and 2013, the purchased call options effectively reduce dilution by approximately 7.2 million and 7.7 million shares of common stock, respectively.

RYMAN HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL RESULTS

Unaudited

(in thousands, except operating metrics)

	Three Months Ended Mar. 31,
	2014	2013
HOSPITALITY OPERATING METRICS:
Hospitality Segment
Occupancy	70.4%	67.5%
Average daily rate (ADR)	$177.44	$173.84
RevPAR	$124.97	$117.33
OtherPAR	$193.63	$170.23
Total RevPAR	$318.60	$287.56
Revenue	$232,203	$209,581
Adjusted EBITDA	$69,931	$54,651
Adjusted EBITDA Margin	30.1%	26.1%
Gaylord Opryland
Occupancy	68.5%	70.4%
Average daily rate (ADR)	$169.57	$157.33
RevPAR	$116.17	$110.76
OtherPAR	$163.38	$153.62
Total RevPAR	$279.55	$264.38
Revenue	$72,510	$68,608
Adjusted EBITDA	$23,384	$21,233
Adjusted EBITDA Margin	32.2%	30.9%
Gaylord Palms
Occupancy	83.9%	79.9%
Average daily rate (ADR)	$182.86	$178.29
RevPAR	$153.49	$142.47
OtherPAR	$259.99	$224.54
Total RevPAR	$413.48	$367.01
Revenue	$52,322	$46,442
Adjusted EBITDA	$18,320	$12,786
Adjusted EBITDA Margin	35.0%	27.5%
Gaylord Texan
Occupancy	71.1%	68.2%
Average daily rate (ADR)	$181.52	$175.13
RevPAR	$129.09	$119.46
OtherPAR	$247.50	$209.32
Total RevPAR	$376.59	$328.78
Revenue	$51,212	$44,681
Adjusted EBITDA	$15,299	$12,243
Adjusted EBITDA Margin	29.9%	27.4%
Gaylord National
Occupancy	63.9%	55.6%
Average daily rate (ADR)	$192.14	$208.33
RevPAR	$122.80	$115.91
OtherPAR	$174.79	$148.72
Total RevPAR	$297.59	$264.63
Revenue	$53,459	$47,536
Adjusted EBITDA	$12,391	$7,992
Adjusted EBITDA Margin	23.2%	16.8%
The Inn at Opryland (1)
Occupancy	65.6%	56.6%
Average daily rate (ADR)	$106.98	$109.09
RevPAR	$70.17	$61.74
OtherPAR	$28.78	$23.13
Total RevPAR	$98.95	$84.87
Revenue	$2,700	$2,314
Adjusted EBITDA	$537	$397
Adjusted EBITDA Margin	19.9%	17.2%

(1)	Includes other hospitality revenue and expense.

Ryman Hospitality Properties, Inc. and Subsidiaries

Reconciliation of Forward-Looking Statements

Unaudited

(in thousands)

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) and Adjusted Funds From Operations (“AFFO”) reconciliation:

	ORIGINAL GUIDANCE RANGE		NEW GUIDANCE RANGE
	FOR FULL YEAR 2014		FOR FULL YEAR 2014
	Low	High	Low	High
Ryman Hospitality Properties, Inc.
Net Income	$83,000	$103,000	$83,000	$103,000
Provision (benefit) for income taxes	(12,000)	(12,000)	(4,000)	(4,000)
Other (gains) and losses, net	(2,400)	(2,400)	(2,400)	(2,400)
Interest expense	64,000	64,000	64,000	64,000
Interest income	(12,000)	(12,000)	(12,000)	(12,000)

Operating Income	120,600	140,600	128,600	148,600
Depreciation and amortization	115,500	115,500	115,500	115,500

EBITDA	236,100	256,100	244,100	264,100
Non-cash lease expense	5,500	5,500	5,500	5,500
Equity based compensation	6,000	6,000	6,000	6,000
Other gains and (losses), net	2,400	2,400	2,400	2,400
Interest income	12,000	12,000	12,000	12,000

Adjusted EBITDA	$262,000	$282,000	$270,000	$290,000

Hospitality Segment
Operating Income	$141,100	$157,100	$149,100	$165,100
Depreciation and amortization	104,000	104,000	104,000	104,000

EBITDA	245,100	261,100	253,100	269,100
Non-cash lease expense	5,500	5,500	5,500	5,500
Equity based compensation	—	—	—	—
Other gains and (losses), net	2,400	2,400	2,400	2,400
Interest income	12,000	12,000	12,000	12,000

Adjusted EBITDA	$265,000	$281,000	$273,000	$289,000

Opry and Attractions Segment
Operating Income	$14,000	$16,000	$14,000	$16,000
Depreciation and amortization	5,500	5,500	5,500	5,500

EBITDA	19,500	21,500	19,500	21,500
Non-cash lease expense	—	—	—	—
Equity based compensation	500	500	500	500
Interest income	—	—	—	—

Adjusted EBITDA	$20,000	$22,000	$20,000	$22,000

Corporate and Other Segment
Operating Income	$(34,500)	$(32,500)	$(34,500)	$(32,500)
Depreciation and amortization	6,000	6,000	6,000	6,000

EBITDA	(28,500)	(26,500)	(28,500)	(26,500)
Non-cash lease expense	—	—	—	—
Equity based compensation	5,500	5,500	5,500	5,500
Interest income	—	—	—	—

Adjusted EBITDA	$(23,000)	$(21,000)	$(23,000)	$(21,000)

Ryman Hospitality Properties, Inc.
Net income	$83,000	$103,000	$83,000	$103,000
Depreciation & amortization	115,500	115,500	115,500	115,500
Capital expenditures	(43,000)	(41,000)	(43,000)	(41,000)
Non-cash lease expense	5,500	5,500	5,500	5,500
Amortization of debt premiums/disc.	10,000	10,000	10,000	10,000
Amortization of DFC	6,000	6,000	6,000	6,000

Adjusted FFO	$177,000	$199,000	$177,000	$199,000